EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Oren J. Hartman (“Executive”) and PC Mall, Inc. (individually and collectively with its subsidiaries, successors or assigns “PC Mall” or the “Company”).  The Agreement shall take effect on November 27, 2012.

RECITALS

A.                                    PC Mall, Inc., through its subsidiaries, operates as a rapid response value-added provider of technology products, services and solutions and electronics products and peripherals to all customer segments for these offerings.

B.                                    The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined in Section 6.1 below) that it considers vital to its business, and which has become of great value to PC Mall in amassing its clientele and maintaining its operations.

C.                                    The Company also has developed a substantial body of Proprietary Information regarding the methods and systems of operation, which is used by the Company for the acquisition and management of client accounts.  PC Mall has also acquired, at great expense and time, Proprietary Information regarding the particularized needs of its clientele, including information regarding its client’s finances, marketing, operations, and product needs.  The Company has, at all times, kept its Proprietary Information secret, and such information has given the Company a competitive advantage over others engaged in the same type of business.

D.                                    The Company desires to employ Executive as Executive Vice President of Corporate Sales of PC Mall, Inc.  Executive desires to accept such employment with the Company on the terms and conditions set forth in this Agreement.

TERMS OF EMPLOYMENT

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree, covenant, and represent as follows:

1.                                      Position And Responsibilities.

1.1                               Employment.  The Company hereby employs Executive as Executive Vice President of Corporate Sales of PC Mall, Inc., with an employment commencement date of December 3, 2012.  Executive will work primarily (four days per week) at the Company’s headquarters in El Segundo, California, or at such other location as PC Mall may from time to time direct. Executive shall perform all services appropriate to his position as Executive Vice President of Corporate Sales, as well as such other services as may be assigned from time to time by the Company, and shall report to Frank Khulusi, Chief Executive Officer and Chairman of the Board for PC Mall.  The Company shall retain full discretion and control over the means and methods by which Executive performs the above services, and of the places that Executive renders such services.

1.2                               Devotion Of Time To The Business.  Subject to the terms of this Agreement, Executive shall devote his entire professional time to his employment with PC Mall, and shall expend his best efforts on behalf of the Company.  Executive agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during Executive’s employment with the Company.  Except upon prior written consent by the Company, Executive will not, during any time he is employed by the Company:  (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities under this Agreement or create a conflict of interest with the Company.

2.                                      Warranties And Conditions Of Employment.

2.1                               No Use Of Former Employer’s Information.  Executive represents and warrants that he will not use for the benefit of, disclose to, or induce the Company to use any confidential or proprietary information belonging to any former employer or any other entity unless he has the advance, written permission from the employer or entity to do so, or unless the Company has been granted such permission.

2.2                               No Conflicting Agreements.  Executive represents and warrants that he has not entered into any agreements or understandings with any former employer or entity that would affect his ability to work for, or devote his full and best efforts to his employment with the Company.

3.                                      Compensation And Benefits.

3.1                               Base Salary.  As compensation for Executive’s services, the Company will pay to Executive an annual base salary in the gross amount of Three Hundred and Seventeen Thousand and Five Hundred Dollars ($317,500.00) (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices. Any increases in the Base Salary shall be in the discretion of the Company’s Compensation Committee, but Company shall not reduce Executive’s Base Salary from the original amount set forth in this Agreement without the consent of Executive unless such reduction is consistent in scope and timing as salary reductions imposed on similarly-situated executive employees of the Company.

3.2                               Executive Bonus.  Executive will be paid a bonus for fiscal year 2012 in the total gross amount of Ten Thousand Dollars ($10,000), without regard to the Company’s financial or performance goals, and an annual bonus commencing in fiscal year 2013 in the total gross amount of One Hundred and Twenty Thousand Dollars ($120,000.00).  Following fiscal year 2012, in the event that the Company exceeds or fails to meet annual financial and performance goals, Executive could earn greater or less than $120,000.  The Company’s financial and performance goals, and the evaluative goals and measurements by which Executive’s annual bonus will be determined, will be established and communicated to Executive in connection with and at such time as the Company establishes the annual executive bonus plans for the Company’s executive officers. The Company’s annual executive bonus plans or programs are subject to change from time to time by the Company in its sole discretion, and the Company reserves the right to modify the financial and performance targets for bonus calculations. Accordingly, the bonus amount Executive might earn could change from time to time and at all times is subject to the discretion of the Company in all amounts regardless of quantitative targets and is earned when paid. Notwithstanding the foregoing, for fiscal year 2013, without regard to financial or performance goals, the Company will pay executive an annual bonus of at least Sixty Thousand Dollars, provided Executive’s employment continues through the date Executive bonuses are paid for fiscal year 2013

3.3                               Non-Qualified Stock Options.  Subject to approval by PC Mall’s Board of Directors, Executive will be granted a non-qualified option under PC Mall’s 2012 Stock Incentive Plan to purchase an aggregate of One Hundred and Fifty Thousand (150,000) shares of the Company’s common stock (the “Non-Qualified Option”) at an exercise price equal to the closing price of the Company’s common stock on the date the Board approves the Non-Qualified Option grant.  The Non-Qualified Option shall vest in equal quarterly installments over a period of six years.  Executive’s entitlement to the Non-Qualified Option is conditioned upon the execution by Executive and the Company of a stock option agreement in the form attached as Exhibit A.

3.4                               Benefits.  Executive shall be eligible to participate in the Company’s benefit plans made generally available to similarly situated employees of the Company, including group medical, life and disability insurance, and retirement programs.  Executive’s eligibility to participate in the Company’s benefit plans shall be in accordance with the terms of the benefit plans established by the Company or the governing plan documents, which may be amended from time to time in the Company’s sole discretion.

3.5                               Vacation.  Executive shall be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations.  Executive shall be granted three weeks of paid vacation per year commencing January 5, 2013 and shall be granted paid vacation from December 26, 2012 through January 4, 2013.  Vacation time that is not used will be subject to the same carry over policies as are applicable to similarly situated employees of the Company.

3.6                               Withholdings.  The Company shall have the right to deduct and withhold amounts from all payments as required under applicable law.  Additional amounts may be withheld from payments to the extent such withholding is authorized in writing by Executive.

4.                                      Employment At Will.

4.1                               Executive Is Employed At Will.  At any time, the Company or Executive may terminate Executive’s employment for any reason, or no reason at all, with or without cause, and with or without prior notice.  Unless otherwise provided in this Agreement, upon the conclusion of Executive’s employment with the Company, the Company will pay Executive all compensation then due and owing to him pursuant to this Agreement.  Thereafter, all of the Company’s obligations under this Agreement shall cease.  The Company may discipline, demote, or dismiss Executive as provided in this Section notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees.

4.2                               Termination Without Cause.  If the Company terminates Executive’s employment without Cause (as defined below in Section 4.4), it will pay Executive, subject to Executive’s compliance with his continuing obligations under this Agreement and the further conditions described below in this Section 4.2, a severance payment in an aggregate amount equal to six months of the Base Salary that Executive is being paid at the time of termination plus reimbursement of six months of COBRA payments in the event Executive makes an applicable COBRA election. The severance payments are conditioned upon (x) Executive having first signed, and not subsequently revoking, a general release of both known and unknown claims in form acceptable to the Company (the “Release”) and (y) such Release becoming irrevocable by its terms within fifty-five (55) calendar days following the date of termination.  Any severance payments made pursuant to this Section 4.2 will be paid in substantially equal installments over a period of six calendar months commencing on the Company’s first payroll date for the calendar month immediately following the calendar month in which Executive incurs a termination of employment with the Company; provided, however, that any installment payments that otherwise would be payable to Executive pursuant to this Section 4.2 prior to the date upon which Executive’s Release becomes irrevocable by its terms shall instead be paid to Executive in a lump-sum payment to be made with the first installment payment paid to Executive after the date upon which Executive’s Release becomes irrevocable.  After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease, provided, however, for clarity and notwithstanding anything to the contrary in this Agreement, any rights or obligations under any outstanding option agreement at the time of termination shall continue in accordance with its terms.

4.3                               Termination With Cause.  Notwithstanding Section 4.2, the Company may terminate Executive’s employment for Cause at any time, with or without prior notice, and without any obligation to pay any severance.  If Executive is terminated for Cause, the Company shall pay Executive all compensation to which he is entitled up through the date of termination.  Thereafter, all obligations of the Company shall immediately cease.

4.4                               Definition of Cause.  For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement that remains uncured for 14 days after notice of the breach is afforded to Executive; (ii) Executive’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Executive’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Executive’s conviction for fraud or any other felony; or  (v) if, in regard to his employment, Executive exhibits unavailability for service, misconduct, dishonesty, or habitual neglect, which conduct remains uncured for 14 days after notice by the Company of its intention to discharge Executive for such conduct.

4.5                               Payments Subject to Section 409A.  To the extent applicable, this Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”) and guidance promulgated thereunder (“Section 409A”), and this Agreement shall be administered and construed in a manner consistent with this intent.  In furtherance of the foregoing and notwithstanding anything to the contrary in this Agreement, the provisions in the following subsections 4.5(a) through (c) shall apply if the severance pay described in Section 4.2 constitutes a “deferral of compensation” within the meaning of Section 409A (severance pay constituting the same being referred to herein as “Deferred Compensation”):

(a)                                 Subject to Section 4.5(b) (delayed payment for specified employees), any installment payment that is otherwise payable to Executive pursuant to Section 4.2 within fifty-five (55) days following the date of Executive’s termination of employment shall instead be paid to Executive in a lump-sum payment to made with the first installment payment payable to Executive pursuant to Section 4.2 on the date that is at least fifty-five (55) days following the date of Executive’s termination of employment.

(b)                                 If Executive is a “specified employee” within the meaning of Section 409A (as determined by the Company in accordance with Section 409A) as of the date of termination, then any payment of Deferred Compensation that Executive otherwise would be entitled to receive hereunder during the first six (6) months following the date of termination shall be withheld until the first day of the seventh month immediately following the date of termination, at which time Executive shall be paid a cash lump-sum payment in an amount equal to the amount of the Deferred Compensation that otherwise would have been paid to Executive pursuant to this Agreement absent the application of this subsection 4.5(b).

(c)                                  For purposes of Section 409A, all amounts payable pursuant to subsection 4.2 shall be treated as a series of separate payments and not as a single payment within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

5.                                      Termination Obligations.

5.1                               Resignation From All Offices And Directorships.  In the event Executive’s employment is terminated for any reason, Executive shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company and its affiliates (including subsidiaries), if he was serving in any such capacities at the time of termination.

5.2                               Cooperation With The Company.  In the event Executive’s employment is terminated for any reason, Executive will cooperate with the Company in winding up or transferring to other employees any pending work or projects.  Executive will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment with the Company, and Company shall pay any expenses reasonably incurred by Executive in providing any such requested cooperation.

5.3                               Return Of Documents And Other Information.  Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of, or incident to his employment, belongs to the Company and shall be returned promptly to the Company upon termination of Executive’s employment for any reason.

5.4                               Termination Of Benefits.  All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

6.                                      Non-Disclosure; Non-Compete And Non-Solicitation. As a material inducement to the Company to enter into this Agreement, Executive shall execute and deliver the Non-Disclosure, Non-Compete and Non-Solicitation Agreement attached hereto as Exhibit B, which is incorporated herein by reference and made a part of this Agreement.

7.                                      Arbitration.

7.1                               Agreement To Arbitrate.  The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) shall be resolved by final and binding arbitration.

7.2                               Claims Subject To Arbitration.  Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act.  However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

7.3                               Rules Governing Arbitration.  Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

7.4                               Permissible Court Actions.  Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

7.5                               Arbitration Location.  All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties.  The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act (“FAA”), unless the FAA does not apply, in which case the California Arbitration Act shall apply.  In all other respects, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts-of-law principles.

7.6                               Arbitration Costs.  Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees.  In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.  The Company agrees to pay the costs and fees of the arbitrator to the extent required by law.

7.7                               Waiver Of Right To Jury.  The parties understand and agree that the arbitration procedure of this Section 7 is intended to be the sole and exclusive method of resolving any disputes arising from this Agreement, including without limitation any claim for breach of this Agreement or otherwise arising out of or relating to this Agreement or Executive’s employment, and the parties hereby waive any rights to a jury trial with respect to any such claims or controversies.

8.                                      Severability.

8.1                               Severability Of Unenforceable Provisions.  The provisions of this Agreement are severable.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected.  The parties intend that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

8.2                               Scope.  To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Executive and the Company agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

9.                                      Adjustment of Payments and Benefits.

Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or otherwise (collectively, “Payments”) would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the Payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any Payments, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in Payments is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants.  In the event that any Payments are required to be reduced pursuant to this Section and no such Payment qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Deferred Compensation”), Executive shall be entitled to designate the Payments to be so reduced in order to give effect to this Section.  In the event that any Payment is required to be reduced pursuant to this Section and any such Payment constitutes Deferred Compensation or Executive fails to elect an order in which Payments will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction in cash payments  payable to Executive (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (b) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

10.                               Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

11.                               Amendment; Waiver.

This Agreement may not be orally modified or amended.  It may only be modified or amended by an instrument in writing signed by Executive and by a duly authorized representative of the Company, other than Executive.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise of any other right, remedy, or other power provided under this Agreement or by law or in equity.

12.                               Notice.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested.  Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation is received; or (c) if delivered by certified or registered mail, three days after the mailing thereof.  Notices shall be delivered as follows:

If to the Company:

PC Mall, Inc.

Attn: Robert I. Newton Executive Vice President, General Counsel and Secretary

1940 E. Mariposa Avenue

El Segundo, CA 90245

Attention: Frank Khulusi

Fax: (310) 353-7411

With a copy to:

Jones Day

3161 Michelson, Suite 800

Irvine, CA 92612

Attention: Steven M. Zadravecz

Fax: (949) 553-7539

If to the Executive:

Fax: (      )

Any party may change its address by giving notice to the other party of a new address in accordance with the provisions of this Section.

13.                               Assignment.

No benefit to Executive under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  The Company shall be permitted to assign this Agreement to any affiliate or any successor and the restrictive provisions in this Agreement shall be applicable to the business of any such successor or affiliate.

14.                               Integration.

This Agreement and the Exhibits hereto are intended to be the final, complete, and exclusive statement of the terms of Executive’s employment with the Company and supersedes all other prior and contemporaneous agreements and statements, if any, whether written or oral, express or implied, pertaining in any manner to Executive’s employment.  This Agreement and the Exhibits hereto may not be contradicted by evidence of any prior or contemporaneous statements or agreements, if any.  To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement or the Exhibits hereto, the provisions of this Agreement shall control.

15.                               Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.  Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa.  The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

16.                               Governing Law.

This Agreement shall in all respects be governed by and interpreted in accordance with the laws of the State of Ohio without giving effect to conflicts-of-law principles.

*** SIGNATURES ON NEXT PAGE ***

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS.  EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT.  BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement on the dates noted below.

Dated: November 27 , 2012	PC MALL, INC.

	By:	/s/ Frank F. Khulusi
	Name:	Frank F. Khulusi
	Title:	Chief Executive Officer and
Chairman of the Board

Dated: November 27 , 2012	By:	/s/ Oren J. Hartman
Oren J. Hartman

EXHIBIT A

PC MALL, INC.

2012 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF STOCK OPTION

Pursuant to its 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), PC Mall, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee listed below (“Optionee”), an option (the “Option”) to purchase the number of shares (“Shares”) of the Company’s Common Stock set forth below, subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Option Agreement”), each of which is incorporated herein by reference.  Capitalized terms not explicitly defined in herein shall have the same definitions as in the Plan and the Option Agreement.

Optionee:

Date of Grant:

Option Price per Share:	$

Total Number of Shares Granted:

Expiration Date:	The day before the seventh anniversary of the Date of Grant

Tax Status of Option:	Nonqualified Stock Option Incentive Stock Option

Vesting Schedule:

Subject to the terms set forth in the Plan and the Option Agreement, the Shares covered by the Option shall vest [monthly/quarterly/annually] commencing on the Date of Grant, with the Option 100% vested on the [INSERT NUMBER] anniversary of the Date of Grant.

Acceleration on Change in Control:

Notwithstanding the foregoing vesting schedule, in the event that a Change of Control occurs during the term of the Option and the Option does not remain outstanding following such Change of Control, 100% of any then remaining unvested Shares covered by the Option shall become vested and exercisable immediately prior to the date of such Change of Control. Additionally, in the event the Option does remain outstanding following the Change of Control, a portion of the Option shall become fully vested and exercisable immediately prior to the consummation of the Change of Control with respect to a number of then-unvested Shares that otherwise would have vested pursuant to the Option if Optionee’s continuous service with the Company or Subsidiary, as applicable, had continued for a period of 12 calendar months following the Change of Control. Moreover, notwithstanding the foregoing, with respect to any  unvested options that do not otherwise accelerate as provided above, in the event that (a) a Change of Control occurs during the term of the Option, (b) the Option remains outstanding following such Change of Control and (c) on or within twelve (12) months following the date of the Change of Control, Optionee’s continuous service with the Company or any Subsidiary or their respective successor is involuntarily terminated by the Company, Subsidiary or successor, as applicable, without Cause or is voluntarily terminated by Optionee for Good Reason, then 100% of any then remaining unvested Shares covered by the Option shall become vested and exercisable immediately prior to the date of such termination.

The Company and Optionee agree that the Option and the Shares that may be acquired upon exercise of the Option are governed by this Notice of Grant of Stock Option and by the provisions of the Plan and the Option Agreement, each of which are made a part of this document.  Optionee acknowledges receipt of copies of the Plan and the Option Agreement, represents that Optionee has read and is familiar with their terms and provisions, and hereby accepts the Option subject to all of their  terms and conditions.

PC MALL, INC.	OPTIONEE

By:
(Signature)

Name:
(Print Name)

Title:	Address:

EXHIBIT A

PC MALL, INC.  2012 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

PC Mall, Inc., a Delaware corporation (the “Company”), has granted to the Optionee named in the Notice of Grant of Stock Option (the “Grant Notice”) to which this Stock Option Agreement (this “Option Agreement”) is attached an option (the “Option”) to purchase certain shares (“Shares”) of the Company’s Common Stock upon the terms and conditions set forth in the Grant Notice and this Option Agreement. The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the PC Mall, Inc. 2012 Equity Incentive Plan (the “Plan”), as amended from time to time, the provisions of which are incorporated herein by reference and made a part hereof. In the event of any inconsistency between the Plan and this Option Agreement, the terms of the Plan shall control.

1.                                      Definitions.  Capitalized terms not explicitly defined in this Option Agreement shall have the same definitions as in the Plan and the Grant Notice.  In addition, for purposes of this Option Agreement and the Grant Notice:

(a)                                 “Cause” means, except as defined otherwise in any agreement between Optionee and the Company or any Subsidiary (any which definition shall govern for purposes of this Option Agreement), (i) Optionee engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Optionee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Optionee breaches a material term of any agreement between Optionee and the Company or any Subsidiary; (iv) Optionee refuses to implement or follow a lawful policy or directive of the Company; (v) Optionee engages in misfeasance or malfeasance demonstrated by Optionee’s failure to perform Optionee’s job duties diligently and/or professionally; or (vi) Optionee violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

(b)                                 “Disability” means Optionee is unable to engage in any substantial gainful activity for the Company and/or its Subsidiaries by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Optionee shall not be considered to be disabled unless Optionee furnishes proof of the existence thereof, in such form and manner, and at such times, as the Board may require.

(c)                                  “Good Reason” means Optionee’s voluntary termination of Optionee’s continuous service with the Company or any Subsidiary, as applicable, as a result of (x) an aggregate reduction of 10% or more in Optionee’s then-current base salary and target annual bonus or (y) a relocation of Optionee’s then-current principal place of employment by more than thirty-five (35) miles, in each case without Optionee’s prior written consent; provided, however, that “Good Reason” shall not exist unless (i) Optionee provides written notice to the Company of the condition that could constitute a “Good Reason” event within sixty (60) days of the initial existence of such condition and (ii) the Company fails to remedy such condition within thirty (30) days of receiving such written notice.

2.                                      Tax Status of Option.   The Option is intended to have the tax status designated in the Grant Notice.

(a)                                 Nonqualified Stock Option.  Unless the Grant Notice expressly designates this Option as Incentive Stock Option, the Option is intended to be a nonqualified stock option and shall not be treated as an Incentive Stock Option.

(b)                                 Incentive Stock Option.  If the Grant Notice so designates, the Option is intended to be an Incentive Stock Option, but the Company does not represent or warrant that the Option qualifies as such. Optionee should consult with Optionee’s own tax advisor regarding the tax effects of the Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. If the Option is exercised more than three (3) months after the date on which Optionee ceases to be an employee of the Company or any Subsidiary (other than by reason of Optionee’s death or permanent and total disability as defined in Section 22(e)(3) of the Code), the Option will be treated as a nonqualified stock option and not as an Incentive Stock Option to the extent required by Section 422 of the Code.

If the Grant Notice designates this Option as an Incentive Stock Option, then to the extent that the Option (together with all Incentive Stock Options granted to Optionee under all stock option plans of the Company, including the Plan) becomes exercisable for the first time during any calendar year for shares having a fair market value greater than one hundred thousand dollars ($100,000), the portion of such options which exceeds such amount will be treated as nonqualified stock options as determined in accordance with Section 422 of the Code.

3.                                      Vesting. The Option shall vest and become exercisable in accordance with the vesting schedule set forth in the Grant Notice.  Any portion of the Option not exercised when vested shall accumulate and be exercisable at any time during the term of the Option prior to the applicable termination date set forth in paragraph 4 below.  No partial exercise of the Option may be for less than five percent (5%) of the total number of Shares then available under the Option.  In no event shall the Company be required to issue fractional Shares.  No portion of the Option that remains unvested on the date upon which Optionee’s continuous service with the Company or any Subsidiary terminates for any reason, including by reason of death or Disability (as such term is defined below), shall vest after the date of such termination, except as may be otherwise provided by the Board or as set forth in a written agreement between the Company and Optionee.

4.                                      Term.  The Option shall be exercisable only during its term.  The term of the Option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                 90 days after the termination of Optionee’s continuous service with the Company or any Subsidiary for any reason other than Cause, death or Disability;

(b)                                 immediately upon termination of Optionee’s continuous service with the Company or any Subsidiary for Cause;

(c)                                  twelve (12) months after the termination of Optionee’s continuous service due to Optionee’s Disability;

(d)                                 twelve (12) months after Optionee’s death if Optionee dies during Optionee’s continuous service; or

(e)                                  the Expiration Date set forth in the Grant Notice.

5.                                      Method of Exercise.  To the extent then exercisable, Optionee may exercise all or any portion of the Option by providing notice of exercise to the Company in such form as may be designated by the Company from time to time, accompanied by payment of the Option Price and any associated tax withholding amounts that are due in connection with Optionee’s exercise of all or any part of the Option.  The Company shall not be required to deliver Common Stock pursuant to the exercise of the Option until payment of the full Option Price and any associated tax withholding amounts are received by the Company.  Optionee may elect to make payment of the Option Price by any of the following:

(a)                                 cash or by check acceptable to the Company or by wire transfer of immediately available funds in United States dollars;

(b)                                 a cashless exercise program that the Board may approve, from time to time in its discretion (including a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board), pursuant to which Optionee may concurrently provide irrevocable instructions (i) to Optionee’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (ii) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale;

(c)                                  subject to any procedures that the Board may approve from time to time, delivery of shares of Common Stock that (i) are owned by Optionee, (ii) have a fair market value on the date of surrender equal to the aggregate Option Price for the portion of the Option that is being exercised, (iii) were not acquired by Optionee pursuant to the exercise of a stock option, unless such shares have been owned by Optionee for at least six months or such other period as the Board may determine, (iv) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Common Stock by the Company to Optionee), and (v) are duly endorsed for transfer to the Company; or

(d)                                 by a combination of the foregoing.

Notwithstanding anything to the contrary in this paragraph 5, the Board reserves, at any and all times, the right, in the Board’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Option Price through any of the means described in clauses (b)-(d) above of this paragraph 5, including with respect to Optionee notwithstanding that such program or procedures may be available to others.

6.                                      Conditions to Issuance of Stock Certificates. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either shares of original issuance or treasury shares or a combination of the foregoing.  Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions (in addition to the other conditions set forth herein):

(a)                                 The admission of such Shares to listing on all stock exchanges on which the Company’s Common Stock is then listed;

(b)                                 The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board shall, in its absolute discretion, deem necessary or advisable;

(c)                                  The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable;

(d)                                 The lapse of such reasonable period of time following the exercise of the Option as the Board may from time to time establish for reasons of administrative convenience.

7.                                      Transferability.  The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Optionee’s life only by Optionee; provided that any successor or transferee of Optionee shall not be entitled to further transfer the Option and any Shares acquired upon exercise of the Option shall be subject to the restrictions set forth herein and in the Plan.  In the event of any attempt by Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option, or of any right hereunder, except as provided for in this Option Agreement, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Company, at its election, may terminate the Option by notice to Optionee and the Option shall thereupon become null and void.

8.                                      Adjustments.  The Option may be adjusted or terminated in any manner as contemplated by the Plan (including Section 12 therein) or this Option Agreement.  In the event of a Spinoff Transaction, the Board shall not be obligated to make any adjustments to the Option or take any other actions permitted by Section 12 of the Plan with respect to the Option that would otherwise be permitted in connection with such Spinoff Transaction.

9.                                      No Employment Rights.  None of the Plan, the Grant Notice or this Option Agreement are employment or service contracts, and none of them will be deemed to create in any way whatsoever any obligation on Optionee’s part to continue in the employ of the Company or a Subsidiary, or of the Company or a Subsidiary to continue Optionee’s employment.  In addition, nothing herein shall obligate the Company or a Subsidiary to continue any relationship that Optionee might have as a non-employee director or Consultant for the Company or a Subsidiary.

10.                               No Stockholder Rights.  Optionee shall not have any stockholder rights with respect to the Common Stock subject to the Option until Optionee have exercised the Option.

11.                               Withholding Obligations.

(a)                                 At the time Optionee exercises the Option, in whole or in part, or at any time thereafter as requested by the Company, Optionee hereby authorizes withholding from payroll and any other amounts payable to Optionee, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary, if any, which arise in connection with the Option.

(b)                                 Upon Optionee’s request and subject to approval by the Board, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested Shares otherwise issuable to Optionee upon the exercise of the Option a number of whole Shares having a fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.

(c)                                  Optionee may not exercise the Option unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied.  Accordingly, Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such Common Stock.

12.                               Notice of Sales Upon Disqualifying Disposition.  If the Grant Notice designates this Option as an Incentive Stock Option, Optionee shall (a) promptly notify the Chief Financial Officer of the Company if Optionee disposes of any of the Shares acquired pursuant to the Option within one (1) year after the date that Optionee exercises all or part of the Option or within two (2) years after the Date of Grant and (b) provide the Company with a description of the circumstances of such disposition. Until such time as Optionee disposes of such Shares in a manner consistent with the provisions of this Option Agreement, unless otherwise expressly authorized by the Company, Optionee shall hold all Shares acquired pursuant to the Option in Optionee’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Grant.

13.                               Notice.  Any notice required to be given under the terms of this Option Agreement shall be in writing and addressed to the Company in care of its Corporate Secretary at the office of the Company at 1940 E. Mariposa Avenue, El Segundo, California 90245 and any notice to be given to Optionee shall be in writing and addressed to Optionee at the address given by Optionee beneath Optionee’s signature to the Grant Notice, or such other address as either party to this Option Agreement may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given (a) when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office, (b) on the date of personal service, or (c) on the day after sending notice by an overnight delivery service.

14.                               Governing Plan Document.  The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of the Option and those of the Plan, the provisions of the Plan shall control. The Plan, the Grant Notice and this Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

15.                               Board Decisions Final and Conclusive. All decisions of the Board with respect to any question arising under the Plan, the Grant Notice or this Option Agreement shall be final, conclusive and binding upon Optionee. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Grant Notice, this Option Agreement or the Option.

16.                               Successors.  The Grant Notice and this Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.  Where the context permits, “Optionee” as used in this Option Agreement shall include Optionee’s executor, administrator or other legal representative or the person or persons to whom Optionee’s rights pass by will or the applicable laws of descent and distribution.

17.                               Compliance with Section 409A of the Code.  To the extent applicable, it is intended that the Grant Notice and this Option Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Optionee.  The Grant Notice, this Option Agreement and the Plan shall be administered in a manner consistent with this intent.

18.                               Data Protection.  Optionee consents that the Company may process Optionee’s personal data, including name, Social Security number, address and number of Shares purchased hereunder (“Data”) exclusively for the purpose of performing this Option Agreement, in particular in connection with the Option awarded to Optionee.  For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

19.                               Country-Specific Terms and Conditions. If this Option Agreement includes an Appendix, then, notwithstanding any other provision of this Option Agreement to the contrary, the Option shall be subject to the specific terms and conditions, if any, set forth in such Appendix that are applicable to Optionee’s country of residence, the provisions of which are incorporated in and constitute part of this Option Agreement. Moreover, if Optionee relocates to one of the countries included in any such Appendix, the specific terms and conditions applicable to such country will apply to the Option to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan or this Option Agreement.

20.                               Governing Law.  The interpretation, performance, and enforcement of the Grant Notice and this Option Agreement shall be governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflicts of laws.

21.                               Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXHIBIT B

EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of my employment, with PC Mall, Inc., and the confidential information and trade secrets to which I will be given access in order to discharge my job duties, I, Oren J. Hartman, agree to abide by the following terms and conditions of this Agreement:

1.                                      Definitions.

When used in this Agreement:

1.1                               PC Mall, Inc. (“PC MALL”) means and includes PC Mall, Inc. individually, and all of its affiliates, parents, holding companies, subsidiaries and any other entity that directly owns, is owned by, or is under common ownership with PC Mall, Inc. now or at any time in the future including, but not limited to, PC Mall Sales, Inc., PC Mall Gov, Inc., OnSale, Inc., PC Mall Services, Inc., SARCOM, Inc., and AF Services, LLC.  It also includes any successor entity or assignee of PC Mall, Inc. or a successor, affiliate or assignee of any of the entities included within the definition of PC Mall, Inc.

1.2                               “person” means any natural person, and any corporation, partnership, joint venture, limited liability company, unincorporated association, sole proprietorship, or other business organization or enterprise;

1.3                               “I,” “me,” “my” and “you” refer to the undersigned Oren J. Hartman an employee of PC Mall, Inc;

1.4                               “new development” means any invention, improvement, discovery, innovation, system, design, process, technique, idea, software, program, machine, product, compound, formula, device or design, whether patentable or unpatentable, which I made or conceived, alone or with others, in whole or in part, while I am employed by PC MALL and which either (a) relates to any product, service or business of PC MALL, or (b) was made or conceived in whole or in part with PC MALL’s resources or during PC MALL’s time;

1.5                               “confidential information” means all information in whatever form, tangible or intangible, not generally known to competitors of PC MALL or to the public, whether disclosed to or learned or developed by me, relating in any way to PC MALL’s trade secrets, technology, inventions (whether or not patentable), designs, processes and techniques, “know-how,” computer programs and systems, technical developments, drawings, business strategies, pricing, costs, financing, marketing plans, customer, prospect, or employee lists of PC MALL, or of any past, present or prospective future customer of PC MALL or any compilations of such information as more fully described in Paragraph 3 of this Agreement.

2.                                      New Developments.

2.1                               I will promptly and fully disclose to PC MALL, in writing, any and all new developments that I have, or will, become involved during my employment with PC MALL or at any time within ninety (90) days after my employment with PC MALL terminates.

2.2                               All new developments are and will remain, the sole and exclusive property of PC MALL, and I assign all of my right, title and interest in each new development to PC MALL.  Upon PC MALL’s request at any time, and without additional compensation I will (a) do all lawful things reasonably necessary as determined by PC MALL to ensure PC MALL’s ownership of any new development, including, without limitation, execute any documents assigning and transferring to PC MALL all of my rights, title and interest in any new development and execute all documents required to enable PC MALL to file and obtain patents or copyrights in the United States or any foreign country on any new development and (b) demonstrate any new development and instruct any person designated by PC MALL in the nature and operation of any new development.

3.                                      Confidential Information.  I acknowledge that by virtue of employment, or continued employment with PC MALL, I will possess confidential information and that PC MALL requires that I take reasonable steps to ensure that I do not disclose confidential information.  In addition to the definition of “confidential information” contained in Paragraph 1.5 of this Agreement, confidential information includes all of PC MALL trade secrets and the following items: (a) marketing techniques, development tools, methodologies, and processes, computer printouts, computer programs, design manuals, business processes, plans; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer and prospect names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences and buying histories; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, price setting methods and policies, customer service methods and policies, service plans and policies, costs of product, services, proposal methods and methodologies; (g) with regard to customers and prospects all bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (h) sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for PC MALL; (i) PC MALL’s business plans, audits and other financial data related to products and services provided by PC MALL; (j) labor rates, commission rates and plans, commission schedules, employee performance evaluations and related information, outside contracting sources and rates; and (k) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, or copies of same, that have been or will be given to me by PC MALL as well as written or verbal instructions or comments, that PC MALL directs should remain confidential.

I further acknowledge that all confidential information is and remains the exclusive property of PC MALL or its customers, whether or not prepared in whole or in part by me.  During my employment with PC MALL and at all times thereafter, I will not disclose, disseminate or use any confidential information, except to (a) perform my duties on behalf of PC MALL and as consistent with PC MALL agreement with any third parties, (b) produce information required by law, pursuant to a lawfully issued subpoena, or (c) produce such information as authorized in writing by PC MALL’s Vice President of Human Resources or General Counsel.  I agree to maintain only such confidential information as I have a current “need to know” at my work station.  I further agree that I will not make copies of any confidential information unless there is a legitimate business need for the reproduction.

4.                                      Return of Company Property.  Upon the termination of my employment with PC MALL (for any reason), I will immediately return to PC MALL (and will not keep a copy in any form) all confidential information including, but not limited to, any and all notes, memoranda, records, reports, manuals and other documents in any form (hard copies or electronic) as well as any other company property and equipment in my possession or under my control.  In the event that I receive a subpoena requesting the production of confidential information or new development, I will immediately notify PC MALL’s Vice President of Human Resources or General Counsel in order that PC MALL may take such action as it deems necessary to protect its interest.

5.                                      Interference with Company Relationships.  I understand that PC MALL’s relationships with its employees, customers, clients, vendors, prospects and other persons are valuable business assets.  During my employment with PC MALL and for a period of twenty-four (24) months after my employment terminates (for any reason), I will not directly or indirectly induce, attempt to induce, or assist others in inducing or attempting to induce any employee, agent, customer, prospect, vendor, supplier, or business partners of PC MALL or any other person doing business with PC MALL (or proposing to do business with PC MALL) that I, directly or indirectly, serviced, developed relationships with, or acquired information about during my employment with PC MALL to terminate their relationship with PC MALL (or to refrain from doing business with PC MALL).  I further agree not to interfere in any other manner, directly or indirectly, with the relationship between PC MALL and any such person during my employment and for a period of twenty-four (24) months after my employment terminates (for any reason).  Additionally I agree that during my employment and for the twenty-four (24) month period after my employment terminates (for any reason) I will not, directly or indirectly, do business with any customer or prospect of PC MALL that I, directly or indirectly, serviced, developed relationships with or acquired information about during my employment with PC MALL for the purpose of selling products or services in competition with PC MALL even if said customer or prospect solicits me, directly or indirectly, to do business with them.

6.                                      Non-Competition.  In order to further ensure the protection of the confidential information, I agree that during my employment with PC MALL and for a period of eighteen (18) months after my employment terminates for any reason I will not engage in competition with PC MALL either directly or indirectly.  Notwithstanding the above, I may acquire less than a two percent (2%) of any publicly traded stock of a competitor.

7.                                      Geographic Scope of Obligation.  I understand that PC MALL conducts its business on a national scope throughout the United States of America.  I further understand and agree that the appropriate geographic area covered by this agreement is the entire United States.  I agree that given PC MALL’s business operation a geographic restriction of the entire United States of America is fair and reasonable.

8.                                      Remedies.  I acknowledge and agree that any breach of this Agreement by me would cause irreparable harm to PC MALL and that money damages would not provide an adequate remedy to PC MALL.  I agree that if I commit or threaten to commit any such breach, PC MALL has the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction, and I agree not to assert in any such enforcement action that PC MALL has an adequate remedy in damages.  I agree that the right to specific enforcement will be in addition to, and not in lieu of, any other rights or remedies available to PC MALL in law or in equity.  In addition, in the event I violate any of the covenants set forth in Paragraphs 5 or 6 of this Agreement, I agree that the periods of restriction shall extend automatically by the number of days that a court determines that I violated such restriction.  Further, in the event that I breach this Agreement, I shall be liable for all damages, attorneys’ fees and costs suffered by PC MALL.

9.                                      Reformation; Severability.  If a court finds any of the covenants contained in this Agreement, or any portion of such a covenant, invalid or unenforceable for any reason, the court shall have full discretion to reform such covenant to the maximum extent allowable by law as to geography, duration and scope. If a court finds any provision of this Agreement unenforceable for any reason, all other provisions of this Agreement shall remain fully valid and enforceable.

10.                               Notification.  I agree that I will notify PC MALL in writing addressed to PC MALL’s Vice President of Human Resources or General Counsel if I have, or reasonably should have, any questions regarding the applicability of this Agreement to my activities.  I also agree that I shall not undertake any other full time or part time engagement, consulting assignment or employment with any other person during my employment that I reasonably believe may engage or intends to engage in any competition with PC MALL  I also agree that, after my employment ends, and prior to undertaking any other engagement, consulting assignment or employment with any other person that I reasonably believe may engage or intends to engage in any competition with PC MALL, I will fully disclose this Agreement to such person, prospective employer or vendor.

11.                               Employment at Will.  This Agreement shall not constitute an employment agreement for any duration.  Unless I have a written employment contract (signed by PC MALL’s Chief Executive Officer) specifically reflecting a term of employment, my employment with PC MALL is and has always been at-will and that I or PC MALL may terminate the employment relationship at any time for any reason. Whenever this Agreement refers to an obligation I have during my employment or after the termination of my employment, that obligation exists regardless of whether PC MALL terminates my employment with or without cause or I terminate my employment with PC MALL.

12.                               Non-Use of Third Party Trade Secrets.  I have disclosed to PC MALL any employment agreements or any other agreements still in effect, which impose any post employment restrictions on me.  I further represent that except for those restrictions, if any, specifically disclosed in Paragraph 19 of this Agreement, I am not subject to any restrictions arising from my previous employment.  Furthermore, I represent that I have not disclosed and will not disclose to PC MALL, and will not use on PC MALL’s behalf, any trade secrets or other confidential and proprietary information belonging to a third party, without consent from that third party.  I acknowledge that no officer or other employee or representative of PC MALL has requested or instructed me to disclose or use the trade secrets or confidential information of any such third party.  I further agree that should any such request or instruction be made of me during my employment with PC MALL I will immediately notify PC MALL’s Vice President of Human Resources or General Counsel.

13.                               Sufficient Consideration.   I agree that my at-will employment and the provision of Confidential Information, constitutes sufficient consideration for this Agreement.

14.                               Exclusive Jurisdiction.  This Agreement shall be construed, governed and interpreted in accordance with the laws of the State of Ohio, without regard to any contact-of law or choice-of law provisions.  I agree that legal proceedings brought in connection with this Agreement may commence only in the United States District Court for the Southern District of Ohio--Eastern Division, or the Delaware County, Ohio Court of Common Pleas.  I waive all objections to personal jurisdiction and venue in any action or proceeding.

15.                               Waivers.  PC MALL may waive compliance with this Agreement only in writing signed by PC MALL’s Vice President of Human Resources or General Counsel.  No failure or delay by PC MALL in exercising any right under this Agreement shall constitute a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

16.                               Binding Effect; Entire Agreement.  The provisions of this Agreement will survive the termination of my employment with PC MALL and will inure to the benefit of PC MALL and its successors and assignees, as well as the successors and assignees of the entities included within the definition of PC MALL.  This Agreement sets forth the entire understanding between me and PC MALL regarding the subject matter contained in this Agreement.

17.                               Acknowledgment.  I acknowledge that I was advised to consult with an attorney prior to signing this Agreement.  I further acknowledge that I signed the Agreement voluntarily and without duress and have read the Agreement carefully and understand its terms.

18.                               Contemplated Corporate Re-organization.  I acknowledge that I am aware of the contemplated re-organization by PC MALL.  I acknowledge that this is non-public information at the time I have entered into this agreement.  I further agree that, at the discretion of PC MALL, I may be asked to enter into an agreement similar to this at the time of such re-organization.  I further agree to enter into such future agreement at the request of PC MALL or any affiliate company which may be merged with or into PC MALL or to which I may be transferred and that the Confidential Information and at-will employment provided as consideration for this Agreement shall constitute consideration for any future Agreement.  I further agree that this Agreement shall prevail during and after my employment with PC MALL unless superseded by a future Agreement which I have executed.  I specifically agree that my failure or refusal to enter into any future Agreement presented to me by PC MALL in conjunction with the contemplated re-organization shall not relieve me of my duties enumerated within this Agreement.

19.                               Prior Employment Agreements.  NOTE: You must fill this information out and sign your name in the space provided below.  The following contains a listing of all prior employment contracts and other agreements, if any, which impose any continuing obligation on my employment activities.  I understand that if none exist I need to write the word NONE in the space provided below.

Employee’s Signature

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement this              day of                             , 2012.

Employee’s Signature	Employee’s Name (please print)

Accepted on behalf of PC MALL as of the date written above:

By:

Its: